Exhibit 99.1

Craig K. Hubbard

Treasurer

985.801.5117

craig.hubbard@poolcorp.com

SCP POOL CORPORATION RAISES REGULAR QUARTERLY

CASH DIVIDEND TO $0.07 PER SHARE

COVINGTON, LA (November 8, 2004) SCP Pool Corporation (Nasdaq/NM:POOL) announced today that its Board of Directors has approved an increase in the Company’s regular quarterly cash dividend to $0.07 per share. This represents a 5% increase over the previous quarterly cash dividend of $0.0667 per share, after giving effect to the 3-for-2 stock split on September 10, 2004. The dividend is payable on December 6, 2004 to holders of record at the close of business on November 22, 2004.

Mr. Wilson B. Sexton, Chairman of the Board, commented, “The increase in our quarterly dividend reflects POOL’s continuing commitment to improve shareholder value”.

SCP Pool Corporation is the largest wholesale distributor of swimming pool supplies and related products. Currently, POOL operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 customers.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s most recent Form 10-Q filed with the Securities and Exchange Commission.